Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-200634; 333-200635; 333-200641; 333-200665; 333-215254; 333-215255; 333-228653; 333-230312; 333-249143; 333-272975) pertaining to the UBS 401(k) Plan (the Plan) of UBS AG (the Company) of our report dated June 29, 2026, with respect to the financial statements and schedule of the Company’s Plan included in this Annual Report (Form 11-K/A) for the year ended December 31, 2025.

/s/ Ernst and Young LLP

New York, New York

October 6, 2026